Exhibit 99.1

AGS REPORTS SECOND QUARTER 2020 RESULTS

•	500 of our Customers' Casinos Re-Opened as of June 30, 2020. Over 11,000 Active EGMs on Lease
•	Decisive Management of Business Expenses and Capital Expenditures During Nearly Complete Shutdown of Casinos
•	$113 Million in Cash and Cash Equivalents at June 30 Provides a Strong Liquidity Position

LAS VEGAS, August 5, 2020 - AGS (NYSE: AGS) ("AGS", "us", "we" or the "Company") today reported operating results for its second quarter ended June 30, 2020.

"Although casinos started to reopen in the later part of the quarter, we remained disciplined in how we reintroduced cost back into the business, ramping departments that are essential to run our business, such as field service, R&D and manufacturing,” said AGS President and Chief Executive Officer David Lopez.  “Initial game performance on EGM units that are in-service has been strong and better-than-expected, which allows us to lean on our strong recurring revenue footprint in this challenging environment.  Prior to and even during COVID-19, we were seeing strong initial performance from our new products, such as the Starwall and Orion Rise, as well as continued momentum from our new titles on Orion Portrait and our suite of table game progressives.  Given the breadth and depth of our current content portfolio, we believe that the long-term opportunities for AGS remain intact, and that we have ample liquidity and the best in class team to navigate through near-term uncertainties.”

Kimo Akiona, AGS' Chief Financial Officer, added, “Our careful management of expenses and capital expenditures during the casino shutdowns in the quarter - in addition to drawing $30 million under the existing revolving credit facility and entering into incremental term loans of $95 million - have resulted in a strengthened liquidity position. Although it is hard to predict exactly how the pandemic will continue to impact the macro operating environment, given all of the measures we've taken, we believe we are positioned with sufficient liquidity and flexibility to emerge from this a more competitive and more nimble organization."

Summary of the Three Months Ended June 30, 2020 and 2019

(In thousands, except per-share and Adjusted EBITDA margin data)

	Three Months Ended June 30,
	2020	2019	$ Change	% Change
Revenues:
EGM	$13,957	$70,978	$(57,021)	(80.3)%
Table Products	674	2,420	(1,746)	(72.1)%
Interactive	2,157	1,111	1,046	94.1%
Total revenues	$16,788	$74,509	$(57,721)	(77.5)%
(Loss) income from operations	$(28,749)	$1,995	$(30,744)	(1541.1)%
Net loss attributable to PlayAGS, Inc.	$(42,639)	$(7,557)	$(35,082)	464.2%
Loss per share	$(1.20)	$(0.21)	$(0.99)	471.4%

Adjusted EBITDA:
EGM	$(2,191)	$35,541	$(37,732)	(106.2)%
Table Products	(126)	$807	(933)	(115.6)%
Interactive	1,164	(603)	1,767	(293.0)%
Total Adjusted EBITDA(1)	$(1,153)	$35,745	$(36,898)	(103.2)%
Total Adjusted EBITDA margin(2)	-6.9%	48.0%	N/A	(5,490) bps

Second Quarter 2020 Financial Results

•	During March and April and continuing through mid- to late-May of the current year, nearly all of our customers closed their operations due to business disruption caused by the global spread of COVID-19 and the actions by governments and businesses to contain the virus. The markets that we serve have been severely impacted, which is the primary reason for the decreases in the metrics noted above, specifically revenues, (loss) income from operations, net loss, Adjusted EBITDA, and Adjusted EBITDA margin.
•	A limited number of customers reopened in mid- to late-May and through June; by June 30, approximately 500 of our 650 customers properties in the United States and Canada were partially open. In Mexico, 25 of our 320 customers properties were partially open as of June 30.
•	Total revenue decreased to $16.8 million, primarily due to decreased gaming operations revenue and unit sales in our EGM segment.
•

Gaming operations revenue, or recurring revenue, decreased to $10.2 million compared to $53.6 million in the prior year period, primarily related to our leased EGMs and Table Products that were impacted by closed casinos. This decrease was slightly offset by increased revenue in our Interactive segment.

•

Net loss of $42.6 million increased year-over-year from net loss of $7.6 million in the prior year, primarily due to the decrease in EGM and Table Products revenue, partially offset by decreases in expenses that were a result of managements actions taken to decrease spending amid COVID-19 including employee furloughs, a reduction in force, and salary reductions. Additional savings resulted from the Company's focus to reduce expenses primarily in sales and marketing activities, professional fees, and delayed development expenses.

•

Total Adjusted EBITDA (non-GAAP)(1) decreased to a loss of $1.2 million compared to $35.7 million in the prior year period, driven by decreases in our EGM and Table Products segments and slightly offset by growth in our Interactive segment.

(1) Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP measures, see non-GAAP reconciliation below.

(2) Basis points ("bps")

EGM

Three Months Ended June 30, 2020 compared to Three Months Ended June 30, 2019

(Amounts in thousands, except unit data)	Three Months Ended June 30,
	2020	2019	$ Change	% Change
EGM segment revenues:
Gaming operations	$7,535	$50,161	$(42,626)	(85.0)%
Equipment sales	6,422	20,817	(14,395)	(69.2)%
Total EGM revenues	$13,957	$70,978	$(57,021)	(80.3)%

EGM Adjusted EBITDA	$(2,191)	$35,541	$(37,732)	(106.2)%

EGM unit information:
VLT	512	517	(5)	(1.0)%
Class II	12,449	12,154	295	2.4%
Class III	4,833	5,750	(917)	(15.9)%
Domestic installed base, end of period	17,794	18,421	(627)	(3.4)%
International installed base, end of period	7,969	8,596	(627)	(7.3)%
Total installed base, end of period	25,763	27,017	(1,254)	(4.6)%

Installed base - Oklahoma	9,562	10,083	$(521)	(5.2)%
Installed base - non-Oklahoma	8,232	8,338	$(106)	(1.3)%
Domestic installed base, end of period	17,794	18,421	$(627)	(3.4)%

Domestic revenue per day	$5.96	$26.16	$(20.20)	(77.2)%
International revenue per day	$0.02	$8.22	$(8.20)	(99.8)%
Total revenue per day	$4.09	$20.49	$(16.40)	(80.0)%

Domestic EGM units sold	147	1,053	(906)	(86.0)%
International EGM units sold	62	128	(66)	(51.6)%
Total EGM units sold	209	1,181	(972)	(82.3)%

Domestic average sales price	$19,646	$18,178	$1,468	8.1%

EGM Quarterly Results

Domestic Gaming Operations(3)
•	Domestic gaming operations revenue decreased $36.2 million, driven by disruptions in lease revenue from EGMs that were non-operational as noted above and to a lesser extent, a decreased installed base compared to the prior year period.
•	As of June 30, 2020, approximately 500 of our customers properties were open in the United States and Canada, which represents approximately 15,400 EGMs from our domestic installed base. Of these EGMs, we estimate that more than 11,000 of our EGMs were active as of June 30 due to the limited capacity and social distancing guidelines under which casinos have restarted operations.
•	Domestic EGM installed base decreased by 627 units year-over-year, primarily due to the sale of 169 previously leased, lower-yielding Oklahoma units to distributors in the current period and 722 in previous periods.(4) These decreases were offset by placements of 210 EGMs at one new casino opening in the quarter.
•	Domestic EGM revenue per day ("RPD") decreased to $5.96 compared to $26.16 in the prior year period, driven by non-operational EGMs in the quarter.
•

Excluding EGMs that were not active during the period, Domestic EGM RPD increased to approximately $33.00, due to strong play levels, which we believe was bolstered by pent-up demand, limited supply and the Federal stimulus benefit provided for under the CARES Act.

International Gaming Operations
•	International gaming operations revenue decreased to nearly $0 in the current year period as nearly all our customers remained closed for the entire second quarter in Mexico and the Philippines.
•	As of June 30, 2020, 25 of our customers properties were open in Mexico, which represents approximately 500 EGMs in our international installed base.
•	International installed base decreased 627 units year over year due to casinos that closed permanently in Mexico as well as the sale of previously leased machines in the last 12 months.
Equipment Sales
•	EGM units sold decreased to 209 units in the second quarter, primarily due to business disruptions related to COVID-19 as noted above and reduced customer budgets for EGM purchases.(4)
•	Domestic ASP for EGMs increased to $19,646 from $18,178 in the prior year period driven by a favorable product mix that included sales of our new Orion Curve cabinet in the current period.
•	EGM equipment sales revenue was driven by sales in Arkansas, California, Nevada and New York and International EGM units were sold primarily into Argentina.
Product Highlights
•	Initial placements of our new premium, lease-only Starwall immersive video cabinet in Oklahoma continued to perform between 2.5x to 3.0x house average.
•	Initial placements of nearly 40 Orion Curve cabinets in the quarter mark the launch of this product that is the driver of our significantly improved ASP in the current quarter.

(3) "Domestic" includes both the United States and Canada.

(4) The 169 units were not included in our sold unit count or ASP for the current period.

Table Products

Three Months Ended June 30, 2020 compared to Three Months Ended June 30, 2019

(Amounts in thousands, except unit data)	Three Months Ended June 30,
	2020	2019	$ Change	% Change
Table Products segment revenues:
Gaming operations	$497	$2,321	$(1,824)	(78.6)%
Equipment sales	177	99	78	78.8%
Total Table Products revenues	$674	$2,420	$(1,746)	(72.1)%

Table Products Adjusted EBITDA	$(126)	$807	$(933)	(115.6)%

Table Products unit information:
Table Products installed base, end of period	3,962	3,380	582	17.2%
Average monthly lease price	$42	$230	$(188)	(81.7)%

Table Products Quarterly Results

•	Table Products gaming operations revenue decreased to $0.5 million in the current period, driven by casino closures in the quarter.
•

Table Products installed base increased year-over-year driven by the continued growth of all of our product categories, including side bets, premium table games, table equipment and, most notably, progressives.

•	Equipment sales revenue increased $0.1 million in the current year period primarily due to sales of protective VisiDeal Shield plexiglass player dividers and other parts to help our casino customers operate safely in this new environment. The prior year period included sales of both our new Dex S card shuffler and our table signage.
•	Installed base of table game progressives of over 1,350 units, up 28% year-over-year.

Interactive

Three Months Ended June 30, 2020 compared to Three Months Ended June 30, 2019

(Amounts in thousands)	Three Months Ended June 30,
	2020	2019	$ Change	% Change
Interactive segment revenue:
Social gaming revenue	$1,095	$890	$205	23.0%
Real-money gaming revenue	1,062	221	841	380.5%
Total Interactive revenue	$2,157	$1,111	$1,046	94.1%

Interactive Adjusted EBITDA	$1,164	$(603)	$1,767	(293.0)%

Interactive Quarterly Results

•	Total revenue increased $1.0 million while Adjusted EBITDA increased $1.8 million compared to the prior year.
•	Interactive segment reported positive Adjusted EBITDA for the second quarter in a row, up both year-over year and sequentially, due to an increase in both real-money gaming ("RMG") and Social gaming revenue and bolstered by cost savings from the restructuring of our social business in prior periods and company-wide cost savings measures in the current period.
•

RMG revenue increased $0.8 million driven by the continued introduction of our EGM content in the European RMG market, the recent launch into the New Jersey market in the fourth quarter of 2019, as well as the launch in Pennsylvania in the current quarter.

•	Our RMG platform in Pennsylvania and New Jersey currently provides game content to nine operators, with the recent additions of Rush Street Interactive and Parx Online in Pennsylvania, as well as Harrah’s, WSOP and 888 in New Jersey in the quarter.

Liquidity and Capital Expenditures

As of June 30, 2020, we had $113.1 million in cash and cash equivalents compared to $13.2 million at December 31, 2019. Total principle amount of debt as of June 30, 2020, of $656.0 million was predominantly comprised of first lien term loans of $624.3 million, which mature in 2024, and revolving credit facility of $30.0 million, which matures in 2022.

As a precautionary measure to increase the Company’s cash position and facilitate financial flexibility in light of current uncertainty in the gaming industry resulting from the COVID-19 pandemic, in March the Company borrowed $30 million under the revolving credit facility and in May issued an additional $95 million in term loans. In connection with the new term loans the Company negotiated a financial covenant relief period through December 31, 2020 related to its net first lien leverage ratio financial covenant, and implemented a revised calculation of EBITDA to be used in the net first lien leverage ratio for the first three quarters of 2021.

Total net debt, which is the principal amount of debt outstanding less cash and cash equivalents as of June 30, 2020, was approximately $542.9 million compared to $520.6 million at December 31, 2019. Our Total Net Debt Leverage Ratio increased from 3.6 times at December 31, 2019, to 5.6 times at June 30, 2020, see Total Net Debt Leverage Ratio Reconciliation below.(6)

Capital expenditures decreased by 74% to $3.9 million in the current period, which is in line with our plans to reduce the use of our cash and invest in those projects that will yield the highest returns.  The current quarter capital expenditures were primarily comprised of $2.0 million in intangible capital expenditures including internal software development, as well as $1.8 million in growth capital expenditures, primarily for machines placed at a new casino opening.

(6) Total Adjusted EBITDA and total net debt leverage ratio are non-GAAP measures, see non-GAAP reconciliation below.

Conference Call and Webcast

On August 5, 2020, at 5 p.m. EDT, AGS leadership will host a conference call to present the second quarter 2020 results. Listeners may access a live webcast of the conference call, along with accompanying slides, at AGS' Investor Relations website at http://investors.playags.com/. A replay of the webcast will be available on the website following the live event. To listen by telephone, the U.S./Canada toll-free call-in number is +1 (888) 349-0106 and the call-in number for participants outside the U.S./Canada is +1 (412) 902-0131. The conference ID/confirmation code is “AGS Q2 2020 Earnings Call”.

Company Overview

AGS is a global company focused on creating a diverse mix of entertaining gaming experiences for every kind of player. Our roots are firmly planted in the Class II tribal gaming market, but our customer-centric culture and remarkable growth have helped us branch out to become one of the most all-inclusive commercial gaming suppliers in the world. Powered by high-performing Class II and Class III slot products, an expansive table products portfolio, highly rated social casino, real-money gaming solutions for players and operators, and best-in-class service, we offer an unmatched value proposition for our casino partners. Learn more at playags.com.

AGS Media & Investor Contacts:

Julia Boguslawski, Chief Marketing Officer and Executive Vice President of Investor Relations

jboguslawski@playags.com

Steven Kopjo, Director of Investor Relations

skopjo@playags.com

©2020 PlayAGS, Inc. Products referenced herein are sold by AGS LLC or other subsidiaries of PlayAGS, Inc. Solely for convenience, marks, trademarks and trade names referred to in this press release appear without the ® and  TM and SM  symbols, but such references are not intended to indicate, in any way, that PlayAGS, Inc. will not assert, to the fullest extent under applicable law, its rights or the rights of the applicable licensor to these marks, trademarks and trade names.

Forward-Looking Statement

This release contains, and oral statements made from time to time by our representatives may contain, forward-looking statements based on management’s current expectations and projections, which are intended to qualify for the safe harbor of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding the proposed public offering and other statements identified by words such as “believe,” “will,” “may,” “might,” “likely,” “expect,” “anticipates,” “intends,” “plans,” “seeks,” “estimates,” “believes,” “continues,” “projects” and similar references to future periods, or by the inclusion of forecasts or projections. All forward-looking statements are based on current expectations and projections of future events.

These forward-looking statements reflect the current views, models, and assumptions of AGS, and are subject to various risks and uncertainties that cannot be predicted or qualified and could cause actual results in AGS’s performance to differ materially from those expressed or implied by such forward looking statements. These risks and uncertainties include, but are not limited to, the ability of AGS to maintain strategic alliances, unit placements or installations, grow revenue, garner new market share, secure new licenses in new jurisdictions, successfully develop or place proprietary product, comply with regulations, have its games approved by relevant jurisdictions, the effects of COVID-19 on the Company’s business and results of operations and other factors set forth under Item 1. “Business,” Item 1A. “Risk Factors” in AGS’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission. All forward-looking statements made herein are expressly qualified in their entirety by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. Readers are cautioned that all forward-looking statements speak only to the facts and circumstances present as of the date of this press release. AGS expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

PLAYAGS, INC.

CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share and per share data)

	June 30,	December 31,
	2020	2019
Assets
Current assets
Cash and cash equivalents	$113,069	$13,162
Restricted cash	20	20
Accounts receivable, net of allowance of $640 and $723, respectively	33,954	61,224
Inventories	35,754	32,875
Prepaid expenses	4,926	2,983
Deposits and other	4,550	5,332
Total current assets	192,273	115,596
Property and equipment, net	84,446	103,598
Goodwill	283,537	287,049
Intangible assets	207,795	230,451
Deferred tax asset	3,849	4,965
Operating lease assets	10,659	11,543
Other assets	10,292	9,176
Total assets	$792,851	$762,378

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$10,073	$15,598
Accrued liabilities	25,549	34,840
Current maturities of long-term debt	7,110	6,038
Total current liabilities	42,732	56,476
Long-term debt	632,846	518,689
Deferred tax liability, non-current	1,496	1,836
Operating lease liabilities, long-term	10,331	11,284
Other long-term liabilities	33,538	40,309
Total liabilities	720,943	628,594
Commitments and contingencies (Note 13)
Stockholders’ equity
Preferred stock at $0.01 par value; 50,000,000 shares authorized, no shares issued and outstanding	-	—
Common stock at $0.01 par value; 450,000,000 shares authorized at June 30, 2020 and at December 31, 2019; and 35,613,708 and 35,534,558 shares issued and outstanding at June 30, 2020 and December 31, 2019, respectively.	356	355
Additional paid-in capital	374,461	371,311
Accumulated deficit	(292,892)	(235,474)
Accumulated other comprehensive loss	(10,017)	(2,408)
Total stockholders’ equity	71,908	133,784
Total liabilities and stockholders’ equity	$792,851	$762,378

PLAYAGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(amounts in thousands, except per share data)

	Three Months Ended June 30,
	2020	2019
Revenues
Gaming operations	$10,189	$53,593
Equipment sales	6,599	20,916
Total revenues	16,788	74,509
Operating expenses
Cost of gaming operations(7)	5,495	10,932
Cost of equipment sales(7)	4,162	9,903
Selling, general and administrative	8,609	14,605
Research and development	4,931	8,379
Write-downs and other charges	819	5,036
Depreciation and amortization	21,521	23,659
Total operating expenses	45,537	72,514
(Loss) income from operations	(28,749)	1,995
Other expense
Interest expense	10,894	9,560
Interest income	(120)	(31)
Loss on extinguishment and modification of debt	3,102	-
Other expense	(35)	(46)
(Loss) income before income taxes	(42,590)	(7,488)
Income tax (expense) benefit	(49)	52
Net (loss) income	(42,639)	(7,436)
Less: Net income attributable to non-controlling interests	-	(121)
Net (loss) income attributable to PlayAGS, Inc.	(42,639)	(7,557)
Foreign currency translation adjustment	575	228
Total comprehensive (loss) income	$(42,064)	$(7,329)

Basic and diluted loss per common share:
Basic	$(1.20)	$(0.21)
Diluted	$(1.20)	$(0.21)
Weighted average common shares outstanding:
Basic	35,602	35,428
Diluted	35,602	35,428

(7) Exclusive of depreciation and amortization.

PLAYAGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)

	Six Months Ended June 30,
	2020	2019
Cash flows from operating activities
Net (loss) income	$(57,058)	$(7,425)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	45,890	45,192
Accretion of contract rights under development agreements and placement fees	3,733	2,803
Amortization of deferred loan costs and discount	1,429	941
Stock-based compensation expense	2,993	3,350
(Benefit) provision for bad debts	(199)	153
Loss on disposition of long-lived assets	74	445
Impairment of assets	6	5,207
Fair value adjustment of contingent consideration	794	400
Benefit for deferred income tax	(123)	(607)
Changes in assets and liabilities that relate to operations:	-	-
Accounts receivable	26,174	(3,461)
Inventories	101	419
Prepaid expenses	(1,992)	(1,698)
Deposits and other	1,030	(418)
Other assets, non-current	915	6,605
Accounts payable and accrued liabilities	(15,900)	(14,231)
Net cash provided by operating activities	7,867	37,675
Cash flows from investing activities
Customer notes receivable	(2,579)	-
Business acquisitions, net of cash acquired	-	(50,779)
Purchase of intangible assets	(925)	(3,950)
Software development and other expenditures	(5,530)	(6,299)
Proceeds from disposition of assets	28	109
Purchases of property and equipment	(8,057)	(23,819)
Net cash used in investing activities	(17,063)	(84,738)
Cash flows from financing activities
Repayment of first lien credit facilities	(2,694)	(2,694)
Payment of financed placement fee obligations	(3,444)	(1,767)
Proceeds from incremental term loans	92,150	-
Borrowing on revolver	30,000	-
Payment of deferred loan costs	(5,744)	-
Payments of previous acquisition obligation	(284)	(1,022)
Payments on finance leases and other obligations	(669)	(695)
Repurchase of stock	(360)	-
Proceeds from stock option exercise	158	585
Distributions to non-controlling interest owners	-	(157)
Net cash provided by (used in) financing activities	109,113	(5,750)
Effect of exchange rates on cash and cash equivalents	(10)	3
Net increase (decrease) in cash and cash equivalents	99,907	(52,810)
Cash, cash equivalents and restricted cash, beginning of period	13,182	70,804
Cash, cash equivalents and restricted cash, end of period	$113,089	$17,994

Supplemental cash flow information:
Non-cash investing and financing activities:
Intangible assets obtained under financed placement fee arrangements	$-	$35,003
Leased assets obtained in exchange for new finance lease liabilities	$338	$620
Leased assets obtained in exchange for new operating lease liabilities	$-	$12,668

Non-GAAP Financial Measures

To provide investors with additional information in connection with our results as determined by generally accepted accounting principles in the United States (“GAAP”), we disclose the following non-GAAP financial measures: total Adjusted EBITDA, total Adjusted EBITDA margin, total net debt leverage ratio, and Free Cash Flow. These measures are not financial measures calculated in accordance with GAAP and should not be considered as a substitute for net income, operating income, cash flows, or any other measure calculated in accordance with GAAP, and may not be comparable to similarly titled measures reported by other companies.

Total Adjusted EBITDA

This press release and accompanying schedules provide certain information regarding Adjusted EBITDA, which is considered a non-GAAP financial measure under the rules of the Securities and Exchange Commission.

We believe that the presentation of total Adjusted EBITDA is appropriate to provide additional information to investors about certain material non-cash items that we do not expect to continue at the same level in the future, as well as other items we do not consider indicative of our ongoing operating performance. Further, we believe total Adjusted EBITDA provides a meaningful measure of operating profitability because we use it for evaluating our business performance, making budgeting decisions, and comparing our performance against that of other peer companies using similar measures. It also provides management and investors with additional information to estimate our value.

Total Adjusted EBITDA is not a presentation made in accordance with GAAP. Our use of the term total Adjusted EBITDA may vary from others in our industry. Total Adjusted EBITDA should not be considered as an alternative to operating income or net income. Total Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation or as a substitute for the analysis of our results as reported under GAAP.

Our definition of total Adjusted EBITDA allows us to add back certain non-cash charges that are deducted in calculating net income and to deduct certain gains that are included in calculating net income. However, these expenses and gains vary greatly, and are difficult to predict. They can represent the effect of long-term strategies as opposed to short-term results. In addition, in the case of charges or expenses, these items can represent the reduction of cash that could be used for other corporate purposes. Due to these limitations, we rely primarily on our GAAP results, such as net loss, (loss) income from operations, EGM Adjusted EBITDA, Table Products Adjusted EBITDA or Interactive Adjusted EBITDA and use Total Adjusted EBITDA only supplementally.

The total Adjusted EBITDA discussion above is also applicable to its margin measure, which is calculated as total Adjusted EBITDA as a percentage of Total Revenue.

The following table presents a reconciliation of total Adjusted EBITDA to net loss, which is the most comparable GAAP measure:

Total Adjusted EBITDA Reconciliation

(Amounts in thousands)	Three Months Ended June 30,
	2020	2019
Net (loss) income attributable to PlayAGS, Inc.	$(42,639)	$(7,557)
Income tax (benefit) expense	49	(52)
Depreciation and amortization	21,521	23,659
Other expense	(35)	(46)
Interest income	(120)	(31)
Interest expense	10,894	9,560
Loss on extinguishment and modification of debt	3,102	-
Write-downs and other(8)	819	5,036
Other adjustments(9)	1,537	429
Other non-cash charges(10)	2,497	2,196
Legal and litigation expenses including settlement payments(11)	-	3
Acquisitions and integration related costs including restructuring and severance(12)	(220)	394
Non-cash stock-based compensation	1,442	2,154
Total Adjusted EBITDA	$(1,153)	$35,745

(Amounts in thousands, except Adjusted EBITDA margin)	Three Months Ended June 30,
	2020	2019
Total revenues	$16,788	$74,509
Adjusted EBITDA	$(1,153)	$35,745
Adjusted EBITDA margin	-6.9%	48.0%

(8) Write-downs and other includes items related to loss on disposal or impairment of long-lived assets, fair value adjustments to contingent consideration, and acquisition costs.

(9) Other adjustments are primarily composed of professional fees incurred for projects, corporate and public filing compliance, contract cancellation fees, and other transaction costs deemed to be non-operating in nature, as well as costs incurred related to initial public offering, net of costs capitalized to equity and the cost of related secondary offerings.

(10) Other non-cash charges are costs related to non-cash charges and losses on the disposition of assets, non-cash charges on capitalized installation and delivery, which primarily includes the costs to acquire contracts that are expensed over the estimated life of each contract, and non-cash charges related to accretion of contract rights under development agreements.

(11)  Legal and litigation expenses including settlement payments consist of payments to law firms and settlements for matters that are outside the normal course of business. These costs related to litigation and matters that were not significant individually.

(12) Acquisition and integration costs primarily relate to costs incurred after the purchase of businesses, such as the purchase of Integrity, to integrate operations and obtain costs synergies. Restructuring and severance costs primarily relate to costs incurred through the restructuring of the Company’s operations from time to time and other employee severance costs recognized in the periods presented.

Total Net Debt Leverage Ratio Reconciliation

The following table presents a reconciliation of total net debt and total net debt leverage ratio:

(Amounts in thousands, except net debt leverage ratio)	June 30,	December 31,
	2020	2019
Total principle amount of debt	$655,976	$533,727
Less: Cash and cash equivalents	113,069	13,162
Total net debt	$542,907	$520,565
LTM Adjusted EBITDA	$97,345	$146,062
Total net debt leverage ratio	5.6	3.6

Free Cash Flow

This schedule provides certain information regarding Free Cash Flow, which is considered a non-GAAP financial measure under the rules of the Securities and Exchange Commission.

We define Free Cash Flow as net cash provided by operating activities less cash outlays related to capital expenditures. We define capital expenditures to include purchase of intangible assets, software development and other expenditures, and purchases of property and equipment. In arriving at Free Cash Flow, we subtract cash outlays related to capital expenditures from net cash provided by operating activities because they represent long-term investments that are required for normal business activities. As a result, subject to the limitations described below, Free Cash Flow is a useful measure of our cash available to repay debt and/or make other investments.

Free Cash Flow adjusts for cash items that are ultimately within management’s discretion to direct, and therefore, may imply that there is less or more cash that is available than the most comparable GAAP measure. Free Cash Flow is not intended to represent residual cash flow for discretionary expenditures since debt repayment requirements and other non-discretionary expenditures are not deducted. These limitations are best addressed by using Free Cash Flow in combination with the GAAP cash flow numbers.

The following table presents a reconciliation of Free Cash Flow:

(Amounts in thousands)	Six Months Ended June 30, 2020	Three Months Ended March 31, 2020	Three Months Ended June 30, 2020
Net cash provided by operating activities	$7,867	$18,809	$(10,942)
Purchase of intangible assets	(925)	(699)	(226)
Software development and other expenditures	(5,530)	(3,756)	(1,774)
Purchases of property and equipment	(8,057)	(6,150)	(1,907)
Free Cash Flow	$(6,645)	$8,204	$(14,849)

(Amounts in thousands)	Six Months Ended June 30, 2019	Three Months Ended March 31, 2019	Three Months Ended June 30, 2019
Net cash provided by operating activities	$37,675	$11,655	$26,020
Purchase of intangible assets	(3,950)	(1,231)	(2,719)
Software development and other expenditures	(6,299)	(2,669)	(3,630)
Purchases of property and equipment	(23,819)	(15,105)	(8,714)
Free Cash Flow	$3,607	$(7,350)	$10,957